Novelos Appoints Industry Veteran to Lead Strategic Realignment

MADISON, Wisc. (October 9, 2013) – Novelos Therapeutics, Inc. (OTCQX: NVLT) announced that the Board of Directors, on October 4, 2013, appointed Dr. Simon Pedder as Acting Chief Executive Officer and elected him a Director, replacing Harry Palmin, to complete a previously announced leadership transition.

“This change of leadership sets the stage for a new era at Novelos and marks the first of several anticipated changes intended to strengthen the Company and enhance shareholder value,” said Dr. Stephen Hill, Chairman of Novelos’ Board of Directors. “Over the last several years, we have developed a compelling portfolio of potentially transformative product candidates for the detection and treatment of cancer. Based on his broad experience and expertise, we believe Simon is extremely well-qualified to now lead the Company through a thorough evaluation of the business and define a corporate strategy that best aligns Novelos’ resources, pipeline assets and capabilities with development opportunities to meet critical medical needs.”

Dr. Pedder brings over 25 years of industry experience to the role, having served most recently as President and Chief Executive Officer of Chelsea Therapeutics, a Charlotte-based public company which he founded. Prior to his time at Chelsea, Simon held senior leadership positions at Hoffmann La Roche, including serving as an Officer and Vice President of Pharma Business Oncology.

“I am excited by the promising products under development at Novelos and believe there are compelling near- and long-term opportunities to strengthen the business, meaningfully advance portfolio products and foster strategic alliances that will support future growth,” said Dr. Simon Pedder. “In the immediate future, we plan to take a hard look at the business and anticipate additional changes in executive and director leadership as we identify ways to streamline the organization and pair expertise with strategic priorities. Throughout this process, I look forward to working closely with the Board and in collaboration with a talented and dedicated team of employees, research partners and investors to implement a sustainable, growth-oriented strategy rooted in science and dedicated to excellence and innovation in the treatment of cancer.”

“Simon brings extensive leadership experience and a wealth of technical expertise in the oncology field,” continued Dr. Hill, Chairman of Novelos’ Board of Directors. “We are excited to have a leader of Simon’s stature take the reins at Novelos and look forward to supporting his efforts as we seek to focus our strategy and unlock the full value and therapeutic potential of our pipeline.”

In connection with his appointment as Acting CEO, Novelos has entered into a Consulting Agreement with Dr. Pedder, beginning October 4, 2013. Novelos has also entered into an Employment Agreement with Dr. Pedder, effective as of April 1, 2014, pursuant to which Mr. Pedder will serve as President and CEO of the Company.

About Novelos Therapeutics, Inc.

We are a pharmaceutical company developing novel drugs for the treatment and diagnosis of cancer. Our cancer-targeted compounds are selectively taken up and retained in cancer cells, including cancer stem cells, versus normal cells. I-124-CLR1404 (LIGHT) is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent. LIGHT Phase 1-2 clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 (HOT) is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells and cancer stem cells. HOT Phase 1b dose-escalation trial is ongoing in patients with advanced solid tumors. CLR1502 (GLOW2) is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. Together, we believe our compounds are able to “find, treat and follow” cancer anywhere in the body in a novel, effective and highly selective way. For additional information please visit www.novelos.com

INVESTOR CONTACTS

J. Patrick Genn, Vice President of IR, Novelos Therapeutics, Inc., Madison, Wisc. Ph: (858) 775-7456, Email: jpgenn@novelos.com

Anne Marie Fields, Senior Vice President, LHA, Ph: (212) 838-3777, Email: afields@lhai.com, @LHA_IR_PR

This news release contains forward-looking statements.  You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our  pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2012 and in our quarterly reports on Form 10-Q. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

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